Exhibit No. 10.1

GERBER SCIENTIFIC, INC.
AGREEMENT FOR DEFERMENT OF DIRECTOR FEES

AMENDED AND RESTATED JANUARY 1, 2005

        By resolution of the Board of Directors (the "Board") of Gerber Scientific, Inc. (the "Company"), the Gerber Scientific, Inc. Agreement for Deferment of Director Fees (the "Agreement") has been approved for the unfunded deferred payment of Director fees in either shares of common stock of the Company ("Shares") or cash. The Agreement applies to all Director fees received by non-employee Directors of the Company, including annual retainer fees, regular meeting fees, committee fees, and special meeting fees, as applicable ("Director Fees").

        The Agreement was amended and restated, effective January 1, 2005, to reflect, among other things, the provisions of new Section 409A of the Internal Revenue Code (the "Code"). Director Fees deferred under the Agreement that are not earned and vested as of January 1, 2005, and the earnings on such amounts, are referred to as "Non-Grandfathered Fees." Director Fees deferred under the Agreement that are earned and vested as of January 1, 2005, and the earnings on such amounts, are referred to as "Grandfathered Fees."

        Section 1. Eligible Participants. All active non-employee Directors of the Company are eligible for participation.

        Section 2. Term of the Agreement. The Agreement, effective beginning October 13, 1995, will continue in effect until terminated by action of the Board or other legal authority.

        Section 3. Election to Defer Compensation. Except as otherwise provided herein, each Participant may elect to defer receipt of all, or a specified portion of, the Director Fees for the 1996 calendar year and for all subsequent calendar years.

        The deferral election notice by which a Participant elects to defer Director Fees under this Agreement shall be substantially in the form attached hereto ("Notice"). A Notice must be delivered to the Company prior to January 1 of the calendar year in which the Director Fees would otherwise be payable to the Participant and prior to such time as the Director Fees are earned.

        Such Notice shall continue until suspended or modified in writing by a subsequent Notice. Any deferral election made by the Participant for a calendar year shall be irrevocable with respect to Director Fees covered by such Notice, including the Director Fees payable for the remainder of the calendar year in which a suspending or modifying Notice is delivered to the Company. Any new Notice shall only apply to the Director Fees otherwise earned and payable to the Participant in following calendar years.

        Any non-employee appointed or elected to fill a vacancy on the Board is eligible for participation and may elect, before the term of office begins, to defer all or a specified portion of the Director Fees for the balance of the calendar year following such appointment and for subsequent calendar years.

        Notwithstanding anything herein to the contrary, a Participant whose distributions have commenced pursuant to Section 8 shall cease to be eligible to defer additional Director Fees pursuant to this Section 3.

        Section 4. Accounting for Deferrals. On receipt of an initial Notice from a Director, the Company will establish (i) a cash accounting record ("Cash Account") for the fees deferred by such Director and the accumulated interest credited pursuant to Section 6, (ii) a Shares accounting record ("Shares Account") for the fees deferred by such Director and the accumulated dividends credited pursuant to Section 7, or (iii) both a Cash Account and a Shares Account (a Cash Account and a Shares Account shall each be referred to herein as "Accounts"). The Company shall furnish each Participant with quarterly statements of the Participant's Accounts. Grandfathered Fees and Non-Grandfathered Fees shall be accounted for separately.

        Deferred fees, interest, and dividends credited to an Account will be recorded by the Company as current operating expenses, and an unfunded liability for such amounts will be accrued. The amounts credited to an Account will not be deductible on the Company's income tax returns in the year accrued. The Company may deduct the amount credited to an Account in the year in which it is distributed from the Account and includable in the recipient's gross income.

        Section 5. Participant's Rights Unsecured. The right of the Participant or the Participant's Beneficiary to receive a distribution from an Account shall be an unsecured claim against the general assets of the Company, and neither the Participant nor the Beneficiary shall have any rights in or against any cash or Shares credited to the Participant's Account or any other specific assets of the Company. Nothing contained herein shall be deemed to create a trust of any kind. All amounts credited to an Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. The right of a Participant or Beneficiary to receive distributions from the Company under the Agreement may not be pledged, transferred, or assigned in whole or in part.

        Section 6. Credited Interest. Each Cash Account shall be credited with interest until the entire Account balance has been paid out. The interest rate shall be the 30-day London Interbank Offered Rate (LIBOR) for U.S. dollar deposits as quoted in the Wall Street Journal, less .25 percent. Interest shall be compounded monthly using the interest rate as of the last business day of the preceding month.

        Section 7. Credited Shares and Fees. Prior to the expiration of the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan, As Amended (the "Director Plan"), on August 19, 2002, a non-employee Director could elect to receive Shares pursuant to the terms and conditions of the Director Plan in lieu of all or a portion of the Director Fees that would otherwise be payable in cash. On and after January 1, 2006, a non-employee Director may elect to receive Shares (rounded to the nearest one-hundredth of a Share) pursuant to the Agreement as provided below in lieu of all or a portion of the Director Fees that would otherwise be payable in cash. Shares are credited quarterly to a Participant's Shares Account, using the Fair Market Value of the Company's common stock on the date Director Fees are payable. Fees are payable in accordance with the fee schedule for non-employee Directors of the Company.

        Section 8. Credited Dividends. Each Shares Account shall be credited for any dividends paid on the Shares. Each time a cash dividend is paid on the Shares, a Shares Account shall be credited for such dividends on the dividend payment date. The amount of the dividend credit shall be the number of Shares (rounded to the nearest one-hundredth of a Share) determined by multiplying the dividend amount per Share by the number of Shares credited to the Shares Account as of the record date and dividing the product by the Fair Market Value per Share on the dividend payment date.

        Section 9. Adjustments to Shares. In the event of any change in the Company's common stock through merger, consolidation, stock split, stock dividend, reverse stock split, reclassification, or the like, an appropriate adjustment shall be made in the Shares held in a Participant's Shares Account.

        Section 10. Shareholder Rights. The crediting of Shares into a Shares Account shall confer no rights upon the Participant as a shareholder of the Company or otherwise, with respect to the Shares credited to the Shares Account, but shall confer only the right to receive such credited Shares as and when provided under the terms of this Agreement.

        Section 11. Source of Shares. The Shares to be issued in lieu of all or a portion of the Director Fees hereunder shall be issued pursuant to the Director Plan, in the case of Shares credited prior to August 19, 2002, and pursuant to the Agreement, in the case of Shares credited on or after January 1, 2006. The total number of Shares that may be issued pursuant to the Agreement in the case of Shares credited on or after January 1, 2006 shall be 100,000, and such Shares shall be made available from presently authorized but unissued Shares or authorized and issued Shares reacquired by the Company and held by the Company as treasury stock, or a combination thereof. In the event of any change in the Company's common stock through merger, consolidation, stock split, stock dividend, reverse stock split, reclassification, or the like, an appropriate adjustment shall be made in the total number of Shares available for issuance pursuant to the Agreement.

        Section 12. Distribution. In accordance with a Participant's election, distribution will begin on the first business day of the calendar year immediately following the earlier of: (a) the year in which the Director ceases to be a Director; or (b) the year in which the Director attains such other age as selected by the Director (but not earlier than age sixty-five (65)). Notwithstanding the foregoing, in the event of a Change in Control, each Participant's Account(s) shall be distributed in full to the Participant immediately prior to, and contingent upon, the occurrence of the Change in Control.

        In the case of Grandfathered Fees only, in accordance with a Participant's election the Participant's Account(s) will be distributed in either: (a) a single installment; (b) annual installments over a ten (10) year period; or (c) annual installments over a period shorter than ten (10) years. Installment distributions will be calculated by dividing the balance in the Participant's Account(s) immediately before the distribution by the number of installments remaining to be paid. Non-Grandfathered Fees shall be paid in a single installment.

        The Participant's election as to the time and, in the case of Grandfathered Fees only, form of distribution, shall be made by filing an election with the Company in substantially the form attached hereto ("Distribution Election"). The Distribution Election shall continue until suspended or modified in writing by a subsequent Distribution Election; provided that a Participant may not select a specified age for distribution in a subsequent Distribution Election that is earlier than the age selected in any prior Distribution Election. Each new Distribution Election shall apply to future deferrals and, in the case of Grandfathered Fees only, any existing balances in the Participant's Account(s) and must be on file for twelve (12) months before it is effective. If no Distribution Election has been on file at least twelve (12) months at the time of distribution, the Participant's Account(s) shall be distributed in a single installment. Notwithstanding the foregoing and with regard to Non-Grandfathered Fees only, the timing or form of previously deferred Directors Fees may not be changed once the Distribution Election has been made.

        Notwithstanding the foregoing and with regard to Grandfathered Fees only, the Nominating and Corporate Governance Committee of the Board (the "NCGC"), in its sole discretion, may at any time elect to distribute the Participant's Account(s) in a single installment or over a shorter or longer period than ten (10) years if it determines that such action is in the best interests of the Company.

        In the case of both Grandfathered Fees and Non-Grandfathered Fees, Cash Accounts shall be paid out in cash. Shares Accounts shall be distributed in full Shares; provided, however, that the final installment of Shares shall be rounded upwards to the next full Share.

        In the case of both Grandfathered Fees and Non-Grandfathered Fees, upon the death of a Director or former Director prior to the expiration of the distribution period, the Participant's remaining Account(s) shall be distributed to the Participant's Beneficiary in full on the first business day of the next calendar year following the year of death.

        In the case of both Grandfathered Fees and Non-Grandfathered Fees, in the event a Participant has a Disability, the Participant's Account(s) shall be distributed immediately in a single installment.

        With regard to Grandfathered Fees only, in the event a Participant incurs financial hardship (as determined by the Board in its sole discretion), the entire portion of the Participant's Account(s) consisting of Grandfathered Fees shall be distributed immediately in a single installment.

        With regard to Non-Grandfathered Fees only, "financial hardship" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In the case of a financial hardship, the Participant may request a distribution of an amount no greater than the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship, and including distribution of Grandfathered Fees).

        With regard to Grandfathered Fees only, a Participant may make a one-time election to receive an immediate distribution of 90% of the Participant's Account(s) balance. In this event, the Participant shall forfeit the remaining 10% of the Account(s) balance. Notwithstanding the foregoing, the Company, in its sole discretion, may reject a Participant's election to receive an immediate distribution if it determines that such action is in the best interests of the Company, the recipient, or both.

        Section 13. Withholding. The Company retains the right to deduct and withhold from any deferred fees, credited interest, or credited dividends due hereunder all sums which it may be required to deduct or withhold pursuant to any applicable statute, law, regulation, or order of any jurisdiction whatsoever.

        Section 14. Amendments to the Agreement. The Board may amend this Agreement at any time, without the consent of the Participants or their Beneficiaries, provided that no amendment shall divest any Participant or their Beneficiary of the credits to the Participant's Account or of any rights to which the Participant would have been entitled if the Agreement had been terminated immediately prior to the effective date of such amendment without the Participant's or Beneficiary's consent.

        Section 15. Termination of the Agreement. The Board may terminate this Agreement at any time. Upon termination of the Agreement, distribution of the Participants' Accounts shall be made in the manner and at the times heretofore prescribed. No additional credits shall be made to Participants' Accounts following termination of the Agreement other than interest and dividends credited pursuant to Sections 6 and 8.

        Section 16. Expenses. Costs of administration of this Agreement shall be paid by the Company.

        Section 17. Administration. The NCGC shall have the authority to administer the operation of the Agreement, but shall not have the authority to amend the Agreement.

        Section 18. Definitions.

        (a) "Beneficiary" shall mean the person or persons designated in writing by the Participant to receive any undistributed amounts credited to the Participant's Account at his or her death. The designation shall be made on a beneficiary designation form in substantially the form attached hereto ("Beneficiary Designation Form") and shall be filed with the Chairperson of the NCGC at any time by the Participant. Any such designation may be withdrawn or changed in writing, but only the last Beneficiary Designation Form on file with the Company shall be effective. If a Beneficiary shall have predeceased a Participant, or if a Beneficiary shall not have been designated, the Participant's Beneficiary shall be the Participant's estate in accordance with the applicable laws of will and descent.

        (b) "Change in Control" means any of the following transactions: (i) the dissolution or liquidation of the Company; (ii) a merger, consolidation or reorganization of the Company in which the Company is not the surviving corporation; (iii) a sale of all or substantially all of the assets of the Company to another corporation or other entity; or (iv) any other transaction (including a merger or reorganization in which the Company is the surviving corporation) that results in any "person" or "group" (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) beneficially owning (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) more than 50% of the combined voting power of all classes of voting securities of the Company; provided that any such transaction constitutes a "change in control event" within the meaning of Code Section 409A.

        (c) "Disability" shall mean, in the case of Grandfathered Fees, the incapacity of the Participant to perform as a Director due to a mental or physical disability which shall have continued for a period of six months and which shall have been certified to by a physician acceptable to the Company. In the case of Non-Grandfathered Fees, "Disability" means if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant's employer.

        (d) "Fair Market Value" shall have the meaning ascribed to such term in the Director Plan.

        (e) "Participant" shall mean the individuals specified in Section 1.

        Section 19. Notices. Any notice or election required or permitted to be given shall be in writing and shall be deemed to be filed (a) on the date it is personally delivered to the Chairperson of the NCGC; (b) three (3) business days after it is sent by registered or certified mail, addressed to the Chairperson of the NCGC; or (c) on the date it is sent if by e-mail or by facsimile to the Chairperson of the NCGC.

        Section 20. Governing Law. All rights under this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without giving effect to the principles of conflict or choice of law rules of any jurisdiction.

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